EXHIBIT 10

Executive Officers - Analysts International Corporation
2004 Incentive Awards and 2004-2005 Base Compensation

Executive Officer	2004 Incentive Compensation Plan Cash Payment	2004 Base Salary	2005 Base Salary
Michael J. LaVelle - Chief Executive Officer	$55,100	$380,000	$380,000
Jeffrey P. Baker - President	$55,100	$380,000	$380,000
John D. Bamberger - Chief Operating Officer	$55,100	$380,000	$380,000
David J. Steichen - Chief Financial Officer(1)	$26,100	$180,000	$210,000
Colleen M. Davenport - Secretary & General Counsel	$29,000	$200,000	$210,000

(1) The Compensation Committee also approved an additional bonus payment in the amount of $18,900 for Mr. Steichen.